Exhibit 99.1

Zero Gravity Solutions, Inc.’s Wholly-Owned Subsidiary, BAM Agricultural Solutions, Inc., Signs an Exclusive Distribution Agreement for the Republic of Paraguay

Zero Gravity Solutions, Inc.’s Wholly-Owned Subsidiary, BAM Agricultural Solutions, Inc., Signs an Exclusive Distribution Agreement for the Republic of Paraguay

Commitment to Purchase 74,000 gallons of BAM-FX in Year One, which Represents 4% Market Penetration

BOCA RATON, Fla.— (October 19, 2016),– Zero Gravity Solutions, Inc. (“ZGSI” or the “Company”) (Pink Sheets: ZGSI), an agricultural biotechnology public company commercializing its technology derived from and designed for Space with significant applications for agriculture on Earth, announced that its wholly-owned subsidiary, BAM Agricultural Solutions has signed an exclusive distribution agreement (the “Agreement”) with Mr. David Teixeira Do Amaral and his company in the Republic of Paraguay.

Under the terms of the Agreement, Mr. Teixeira’s organization will be responsible for importing BAM Agricultural Solutions’ product, BAM-FX™, into Paraguay and will supervise the sales, marketing, legal and administrative tasks necessary to introduce and sell BAM-FX in the country. The initial term of the Agreement is three years.

Mr. Teixeira’s organization, in addition to marketing and introducing BAM-FX to the Paraguayan agricultural market, plans to use the product in his own agricultural business. Mr. Teixeira and his company’s product purchase commitment of 74,000 gallons is based upon a minimum 4% market penetration in Paraguay in year one. BAM Agricultural Solutions plans to begin initial shipment of the product within the next 30-60 days or as soon as the required government paperwork is complete. Shipments are expected to continue on a monthly basis thereafter.

“We have spent several months with our six-member agronomy team and scientists along with agronomists representing BAM Agricultural Solutions in multi-location field trials. BAM-FX has increased yields and plant vigor, allowing us to increase production output for expanding Paraguay’s exports to international agricultural markets. BAM-FX will be an important agricultural technology that will complement my company’s precision agricultural philosophy”, stated Mr. Teixeira.

“BAM Agricultural Solutions is excited to work with agricultural visionary, Mr. David Teixeira, to integrate the BAM-FX platform technology into Paraguay’s first precision agricultural company. Mr. Teixeira has assembled a portfolio of precision agricultural technologies, including satellite imaging for soil analysis and proprietary soil amendments, as well as an experienced staff of scientists, agronomists and precision agricultural management specialists. We are pleased to be a part of this team introducing new technology to agriculture practices in Paraguay”, stated Glenn Stinebaugh, ZGSI’s President and Chief Executive Officer and President and Chief Executive Officer of BAM Agricultural Solutions.

About Zero Gravity Solutions, Inc.

Zero Gravity Solutions, Inc. www.zerogsi.com is an agricultural biotechnology public company commercializing its technology derived from and designed for Space with significant applications on Earth. These technologies are focused on providing valuable solutions to challenges facing world agriculture. ZGSI’s two primary categories of technologies aimed at sustainable agriculture are: 1) BAM-FX, a cost effective, ionic micronutrient delivery system for plants currently being introduced commercially into world agriculture by Zero Gravity’s wholly owned subsidiary BAM Agricultural Solutions and 2) Directed Selection™, utilized in the development and production, in the prolonged zero/micro gravity environment of the International Space Station, of large volumes of non-GMO, novel, patentable stem cells with unique and beneficial characteristics.

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This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company’s products, increased levels of competition for the Company, new products and technological changes, the Company’s dependence on third-party suppliers, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.  Except as required by applicable law or regulation, Zero Gravity Solutions undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Zero Gravity Solutions, Inc.
Harvey Kaye, Chairman
+1 561.416.0400
info@zerogsi.com